ASSIGNMENT AND ASSUMPTION AGREEMENT
                            OF SUBADVISORY AGREEMENT

           This Assignment and Assumption Agreement is made as of May 1, 2003 by and between Franklin Templeton Asset Strategies, LLC ("FTAS, LLC"), a Delaware limited liability company, and Franklin Templeton Alternative Strategies, Inc. (FTAS, Inc"), a Delaware corporation.

           WHEREAS, FTAS, Inc. is a registered investment adviser pursuant to the Investment Advisers Act of 1940, as amended, which assumed the investment adviser registration of FTAS, LLC;

           WHEREAS, Franklin Advisers, Inc. ("FAV") serves as the investment adviser to the Franklin U.S. Long-Short Fund (the "Fund"), a series of Franklin Strategic Series, pursuant to the Investment Advisory Agreement dated as of May 1, 2002;

           WHEREAS, FTAS, LLC, provided the subadvisory services to the Fund pursuant to the Subadvisory Agreement dated October 9, 2001 between FTAS, LLC and FAV (the "Agreement");

           WHEREAS, FTAS, LLC reorganized into FTAS, Inc. and, therefore, FTAS, Inc. intends to assume FTAS, LLC's obligations under the Agreement; and

           WHEREAS, the reorganization of FTAS, LLC with and into FTAS, Inc. does not result in a change of control or management, and thus does not constitute an "assignment" of the Agreement under the Investment Company Act of 1940, as amended.

           NOW, THEREFORE, the parties hereto agree as follows:

           1. The Agreement previously in effect between FTAS, LLC and FAV is hereby assumed in its entirety by FTAS, Inc., except that all references to FTAS, LLC shall be replaced with references to FTAS, Inc.

           2. FTAS, Inc. agrees to perform and be bound by all of the terms of the Agreement and the obligations and duties of FTAS, LLC thereunder.

           3. The Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

           IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date set forth above.

FRANKLIN TEMPLETON ASSET                  FRANKLIN TEMPLETON
STRATEGIES, LLC                           ALTERNATIVE STRATEGIES,
INC

By:   /S/ VIJAY ADVANI                    By: /S/ VIJAY ADVANI
      ----------------                        ----------------
      Vijay Advani                             Vijay Advani
      President                                President

ACKNOWLEDGED:

FRANKLIN STRATEGIC SERIES

By:  /S/ MURRAY L. SIMPSON
     ---------------------
     Murray L. Simpson
     Vice President & Secretary